EXHIBIT 10.1
REAL ESTATE PURCHASE AND SALE AGREEMENT
THIS AGREEMENT is made this 11th day of March, 2008, by and between:

SELLER:	BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Bradley B. Wood, Vice President
(“Seller”)

PURCHASER:	BROOKWOOD PHARMACEUTICALS, INC., or its assigns
756 Tom Martin Drive
Birmingham, Alabama 35211
Attention: Arthur J. Tipton, President
(“Purchaser”)
WITNESSETH:
     WHEREAS, pursuant to that certain Lease Agreement dated December 1, 1985 recorded on January 9, 1986, in Real Volume 2980, Page 578, as amended by the First Supplemental Lease Agreement dated September 5, 1986 recorded on September 5, 1986, in Real Volume 2980, Page 873; the Second Supplemental Lease Agreement dated September 1, 1987 recorded January 25, 1988 in Real Volume 3321, Page 56; the Third Supplemental Lease Agreement dated November 1, 1988 recorded November 30, 1988 in Real Volume 3509, Page 862; the Fourth Supplemental Lease Agreement dated July 24, 1991 and the Fifth Supplemental Lease Agreement dated November 17, 1997; and all recorded in the Probate Office of Jefferson County, Alabama as set forth above (collectively the “Lease”) between Parisian, Inc. and the Industrial Development Board of the City of Birmingham (the “IDB”); and
     WHEREAS, on March 4, 2006 Parisian, Inc., an Alabama corporation assigned the lease to McRae’s of Alabama, Inc., an Alabama corporation (formerly Pizitz, Inc.) which assignment was recorded on March 15, 2006 in Book LR 200605, Page 8336 in the Office of the Judge of Probate of Jefferson County, Alabama; and
     WHEREAS, on March 6, 2006 McRae’s of Alabama, Inc., an Alabama corporation amended its Articles of Incorporation to change its name to Parisian Stores, Inc., an Alabama corporation which amendment was filed on March 11, 2006 in Book LR 200605, Page 325 in the Office of the Judge of Probate of Jefferson County, Alabama; and
     WHEREAS, On October 2, 2006 Parisian Stores, Inc., an Alabama corporation merged with Belk, Inc. (“Seller”) a Delaware corporation as evidenced by the Certificate of Merger filed on October 2, 2006 in the Office of the Secretary of State of the State of Alabama; and

     WHEREAS, Seller is the lessee of that certain real estate located at 750 Lakeshore Parkway, in the City of Birmingham, Jefferson County, Alabama, consisting of an office building and warehouse facility, as more particularly described in the attached Exhibit A and identified on the attached Exhibit A-1 (the “Real Property”); and
     WHEREAS, Seller has an option to purchase the Real Property under the terms of the Lease (the “Purchase Option”); and
     WHEREAS, Seller has agreed to exercise the Purchase Option and to convey its interest in the Real Property and the “Personal Property”, as hereinafter defined, to Purchaser, and Purchaser has agreed to purchase the same, upon the terms and conditions set forth in this Agreement.
AGREEMENT:
     For and in consideration of the representations, covenants, and agreements herein contained, the parties hereto agree as follows:
     1. PURCHASE AND SALE. Seller hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the “Closing Date”, as hereinafter defined, the following at the purchase price and upon the terms and conditions hereinafter set forth:
     (a) The Real Property described in the attached Exhibit A, together with all buildings, improvements, walls, fences, signage, shrubbery, plantings and fixtures thereon, at the purchase price and upon the terms and conditions hereinafter set forth. The Real Property to be sold hereunder shall include all rights, ways, alleys, privileges, easements, appurtenances, and advantages thereto belonging or in any wise appurtenant.
     (b) Any and all equipment, machinery, fixtures, tools, signs, systems, supplies, inventories, and other tangible personal property owned by Seller, including without limitation furniture, furnishings, fixtures, carpeting, heating, lighting, plumbing, water, sewer, ventilating, electrical, gas, heating, air conditioning, communication, fire protection, security and light/safety fixtures, equipment and systems, water heaters, furnaces, heating controls and motors, incinerating, disposal, cleaning, maintenance, janitorial, landscaping equipment, and other items located on the Real Property (collectively, the “Personal Property”). Notwithstanding the above, the list of property itemized in Schedule 1(b) shall not be included in the sale (the “Excluded Personal Property”).
     (c) Any and all transferable licenses, permits, certificates, approvals, authorizations, variances and consents, if any, issued or granted by governmental or quasi-governmental bodies, respecting the ownership, use or operation of the Real Property (collectively, the “Licenses and Permits”).
     (d) At the option of Purchaser, any and all management and leasing agreements, if any, service, supply, equipment rental, janitorial, security, landscaping and other contracts related to the ownership, operation, leasing or use of the Real Property or the Personal Property, as well as warranties for the improvements on the Real Property, including without limitation the mechanical systems, roofing and paving (collectively, the “Service Contracts”).

Collectively, the Real Property, Personal Property, Licenses and Permits and Service Contracts may hereinafter be referred to as the “Property”.
     In connection with the foregoing, Seller shall, at its expense, be responsible for properly exercising its Purchase Option prior to the Closing in order that it may subsequently convey fee simple title to the Property to Purchaser at the Closing.
     2. PURCHASE PRICE. The “Purchase Price” of the Property shall be Twelve Million Fifty Thousand and 00/100 Dollars ($12,050,000.00), to be paid as follows:
     (a) Within ten (10) business days following last execution of this Agreement, Purchaser shall deposit with Lawyers Title Insurance Corporation (the “Escrow Agent”) the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) as earnest money (the “Earnest Money”), which Earnest Money shall be held in trust in an interest bearing account (in favor of Purchaser) and shall be applied to the Purchase Price at the Closing.
     (b) The Purchase Price shall be paid to Seller at Closing, subject to adjustments as provided for herein, in cash or by cashier’s or certified check or by wire transfer of funds.
     3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby represents and warrants to Purchaser the following, which shall be true and correct at the time of Closing, which are material inducements for Purchaser entering into this Agreement, and which shall survive the Closing:
     (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is authorized to transact business and is in good standing under the laws of the State of Alabama.
     (b) The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite action on the part of Seller, and Seller shall at Closing have the full right and authority to enter into, perform and consummate its obligations under this Agreement, without any qualification, and without the necessity of any other consent.
     (c) The obligations and undertakings of Seller under this Agreement do not and will not violate or conflict with any agreement to which Seller is a party or by which Seller or the Property is bound.
     (d) Without warranting the completeness, conclusions or methodology of any documents produced by third parties, to the best of Seller’s knowledge, all of the information and data delivered and to be delivered to Purchaser by Seller under this Agreement are, and at Closing will be, true and correct in all material respects.

     (e) Other than the Personal Property located on or in the Property on February 13, 2008 (less the Excluded Personal Property), there is no other personal property owned by Seller relating to the Real Property.
     (f) Seller will in accordance with Section 5 of this Agreement, provide Purchaser with true, correct and complete copies of all Licenses and Permits it currently has relating to the Property. Seller has no applicable Licenses or Permits other than those listed on Schedule 3(f) attached hereto. All amounts payable by Seller in connection with such Licenses and Permits have been paid through the last date due and there is no material default existing and continuing thereunder by Seller.
     (g) Attached hereto as Schedule 3(g) is a list of all Service Contracts related to the ownership, operation, leasing or use of the Property. Seller has, or will in accordance with Section 5 of this Agreement, provide Purchaser with true, correct and complete copies of the Service Contracts listed in Schedule 3(g). All amounts payable by Seller under such contracts have been paid through the last date due and there is no material default existing and continuing thereunder by Seller, or to the best of Seller’s knowledge, the other party thereto.
     (h) Except for the Purchase Option, there are no recorded or unrecorded contracts and/or options pertaining to or affecting the sale of the Property, or any part thereof, among parties other than Seller and Purchaser.
     (i) To the best of Seller’s knowledge, there are no “Hazardous Materials,” as hereinafter defined, located in, on, or under the Property. Seller is not a generator of any such Hazardous Materials and has conducted its activities on and from the Property in full compliance with all hazardous waste emission, reporting, and removal requirements imposed by applicable law. To the best of Seller’s knowledge, there are not now, nor has there ever been, any underground or aboveground storage tanks located at or within the Property. Seller has not used or operated the Property in any manner for the storage, use, treatment, manufacture or disposal of any Hazardous Materials, and, to the best of Seller’s knowledge and belief, the Property has never been used or operated for the storage, use, treatment, manufacture or disposal of any Hazardous Materials. For purposes hereof, “Hazardous Materials” shall mean any substance, material, waste, gas, or particulate matter which is regulated by any local governmental authority, the State of Alabama, or the United States Government, including, without limitation, any material or substance which is (i) defined as a “contaminant,” “pollutant,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” or “restricted hazardous waste” under any provision of Alabama law; (ii) petroleum products; (iii) asbestos; (iv) polychlorinated biphenyl; (v) radioactive material; (vi) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1317); (vii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation & Recovery Act, 42 U.S.C. §6901 et seq (42 U.S.C. §6903); or (viii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).
     (j) Seller is the present owner of the leasehold interest created under the Lease, and there are no parties in possession of the Property other than Seller. The IDB is the present fee simple titleholder of the Property.

     (k) Seller has performed all obligations required to be performed by it and is not in default under the Lease or any indenture, mortgage, security agreement or other agreement to which Seller is or has been subject as a party with respect to the Property.
     (l) Except as disclosed in Section 10 below and as set forth in Schedule 3(g), no contract or agreement of any kind including, without limitation, real estate leasing and brokerage contracts, and contracts for servicing, operating or managing the Property, will be effective and binding upon the Property or Purchaser.
     (m) To the best of Seller’s knowledge, there is no threatened impairment of the sewer, water, electric and telephone services provided to the Property.
     (n) To the best of Seller’s knowledge, there are no unpaid improvement liens, special assessments or library or fire dues affecting the Property, and there are no actions, suits or proceedings, governmental or otherwise, including without limitation condemnation or eminent domain proceedings, pending or threatened against or affecting the Property, or affecting Seller’s ability to perform its obligations under this Agreement, and there are no such actions, suits or proceedings pending, contemplated or threatened by Seller in connection with the Property; and from and after the date of this Agreement except for actions to enforce the terms of this Agreement, Seller shall not commence or allow to be commenced, on its behalf, any action, suit or proceeding with respect to the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     (o) Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code, and Seller shall execute an affidavit to such effect in the form to be provided by Purchaser, failing which Purchaser may proceed with the withholding provisions as provided by applicable law. Seller shall indemnify Purchaser and its agents against any liability or cost, including reasonable attorneys’ fees, in the event that this representation or the affidavit provided by Seller at the Closing is false.
     (p) [Intentionally Deleted]
     (q) Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to the best of Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.
     (r) There are no leases or other occupancy rights granted by Seller relating to or affecting the Property.
     (s) Seller has not filed, and has not retained anyone to file, notices of protest against, or to commence actions to review ad valorem tax assessments against the Real Property which are currently pending. During the term of this Agreement, Seller will not settle or compromise any of foregoing without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

     (t) Seller shall keep and maintain, at its sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the following insurance with respect to the Real Property (including the improvements thereon): (i) property and casualty insurance in an amount not less than the Purchase Price, and (ii) public liability insurance in a commercially reasonable amount. All policies of insurance required to be carried by Seller hereunder shall be issued by responsible insurance companies which are licensed to do business in the State of Alabama and have a Best’s rating of at least “A”.
     (u) Seller shall not remove any Personal Property other than the Excluded Property from the Real Property prior to the Closing, except for the replacement of items of at least equal value, which replacement items shall be included in this sale.
     (v) From and after the date this Agreement is fully executed, Seller will:
(i)	except as may be required by law, not perform any grading, excavation, construction, or remove any improvements or personal property (other than the Excluded Personal Property), or make any other change or improvement upon or about the Property;

(ii)	not create or incur, or suffer to exist, any mortgage, lien, pledge, or other encumbrances in any way affecting the Property other than the Permitted Exceptions;

(iii)	not commit any waste or nuisance upon the Property;

(iv)	not violate any laws, ordinances, regulations, and restrictions affecting the Property and its use;

(v)	not execute any leases affecting the Property without the prior written approval of Purchaser;

(vi)	not default under the Lease;

(vii)	through Closing maintain, preserve and protect the Property in the same condition existing as of the date of this Agreement; and

(viii)	promptly notify Purchaser in writing of any event or circumstance of which Seller becomes aware which materially affects Seller’s ability to timely perform its covenants, or materially affects the truth of any representation or warranty made by Seller under this Agreement.
     (w) At or prior to Closing, Seller shall satisfy any and all claims for mechanics’ or materialmen’s liens against the Property or any part thereof incurred or suffered by Seller, and shall indemnify and hold harmless and protect the Purchaser from any and all loss or liability from such claims, including, without limitation, reasonable attorney’s fees and court costs.

     (x) Seller shall cooperate in good faith with Purchaser in its application for all permits, licenses, approvals and other authorizations, including any re-zoning (or zoning variance) and resubdivision, with regard to its purchase and proposed use of the Property.
     (y) As used herein, the term “knowledge” with respect to any party shall mean the actual knowledge of such party.
     4. TITLE INSURANCE.
     (a) Within ten (10) days following Seller’s execution of this Agreement, Seller, at Seller’s expense, shall obtain and deliver to Purchaser a title commitment issued by Burr & Forman Title Company, as agent of Lawyers Title Insurance Corporation (the “Title Company”) for the issuance of an owner’s title policy, ALTA Owner’s Policy Form B dated October 17, 1992, in the amount of the Purchase Price (the “Title Commitment”), covering title to the Property at a date not earlier than the date hereof and showing fee simple title vested in Seller, subject only to taxes for the current tax year and those permitted exceptions approved by Purchaser (collectively the “Permitted Exceptions”). Purchaser shall review the Title Commitment and make its objections to title within the “Inspection Period” set forth in Section 5. Any matters of record which are not objected to within the Inspection Period shall be deemed Permitted Exceptions. If Seller is unable to cure any exception to title that is not a Permitted Exception or satisfy any title requirement within the earlier of (i) fourteen (14) days following written notice by Purchaser to Seller of such title matter, or (ii) the Closing Date, then Purchaser may (A) terminate this Agreement upon written notice to Seller, whereupon the Earnest Money plus interest shall be returned to Purchaser upon demand and the parties shall have no further rights or obligations hereunder, or (B) elect to purchase the Property without offset against the Purchase Price for any such exception.
     (b) Any exceptions or requirements appearing on any updated title commitment which were not reflected in the initial Title Commitment shall be cured or satisfied by Seller, unless waived by Purchaser in writing.
     5. INSPECTION.
     (a) Within ten (10) days following Seller’s execution of this Agreement, Seller shall deliver to Purchaser copies, if any, of all existing agreements, leases, site plans, soils and environmental reports, traffic studies, title policies, surveys, as-built construction plans and specifications for any improvements located on the Property, governmental permits, notices of violations of law, a copy of the Property’s tax bill for the current year and any prior year, tests, and other reports relating to the Property, and reports or other documents of any kind or nature pertaining to the Property, which are in Seller’s possession or under Seller’s control (collectively, the “Due Diligence Material”). The “Inspection Period”, as hereinafter defined, shall be extended on a day per day basis for each day that Seller delays beyond such ten (10) day period in delivering the Due Diligence Material to Purchaser. Prior to Closing, Seller shall, upon request of Purchaser, provide such other documents and information relating to the Property as Purchaser may reasonably request and which are in Seller’s possession. Purchaser may rely on all reports and materials delivered by Seller under this Section 5.

     (b) Purchaser’s obligations under this Agreement are hereby conditioned upon, at its sole cost and expense (except as otherwise provided herein), satisfactory completion of inspections of the Property in order to determine the feasibility of the Property for its proposed use, including title, survey, structural and systems reports, environmental tests, examination of topography, local building restrictions, utility availability and soil conditions, engineering reports and preparation of plans and specifications and obtaining adequate financing and such other observations and inspections of the Property as are deemed necessary or appropriate by Purchaser. Seller agrees to provide to Purchaser, its contractors, agents and employees reasonable access to the Property until Closing for such purposes and acknowledges that such inspections and examination may involve soil borings and samplings and similar invasive procedures. Seller agrees to make available relevant personnel to answer any inquiries reasonably submitted by Purchaser concerning the Property.
     (c) Purchaser shall have sixty (60) days from the date of last execution of this Agreement in order to make such inspections as set forth in Paragraph 5(b) above and to obtain any necessary permits with respect to its proposed use. Such sixty (60) day period is herein referred to as the “Inspection Period”. In the event Purchaser is not satisfied with the results of such reports, tests, examinations, observations and inspections for any reason whatsoever, Purchaser may terminate this Agreement by giving written notice to Seller at or prior to the expiration of the Inspection Period, and the Earnest Money plus interest shall be returned to Purchaser upon demand, and the parties shall have no further rights or obligations hereunder.
     6. CONDITIONS OF CONTRACT. This Agreement and the obligations of Purchaser to consummate the transaction contemplated hereby are conditioned and contingent upon the following:
     (a) Title. Delivery to Purchaser of good, marketable and insurable title to Property such that the Title Company (by and through the Escrow Agent) will insure the same at standard rates on ALTA Owner’s Policy Form B dated October 17, 1992, subject only to ad valorem taxes for the current year and the Permitted Exceptions. The standard exceptions within the policy for mechanics’ and materialmen’s liens, the survey exception and the gap coverage exception shall all be deleted.
     (b) Representations. The truth and accuracy as of the date of Closing of each and every representation and warranty and the performance of each Seller covenant contained in this Agreement.
     (c) Condition of Property. Seller shall not have caused or permitted any adverse change in the condition of the Property, ordinary wear and tear excepted.
     (d) Closing Documents. The delivery to Purchaser of the Closing Documents listed in Section 8(c).

     (e) [Intentionally Deleted]
     (f) [Intentionally Deleted]
     If any of the above conditions are not met on or before the Closing Date, Purchaser may elect to (i) waive the same, (ii) extend the Closing Date for up to sixty (60) days until all conditions have been met, or (iii) terminate and rescind this Agreement by giving written notice to Seller of its intention to rescind, whereupon this Agreement shall be null and void and of no further force and effect and the Earnest Money plus interest shall be returned to Purchaser upon demand.
     7. SURVEY. Within ten (10) days following Seller’s execution of this Agreement, Seller, at Seller’s expense, shall obtain and deliver to Purchaser an ALTA survey of the Property (the “Survey”). If Purchaser shall disapprove of any survey matter, Purchaser may either (i) treat such objection as a title objection and request that it be cured as set forth in Section 4, or (ii) Purchaser shall have the right to terminate this Agreement, whereupon this Agreement shall be null and void and of no further force and effect and the Earnest Money plus interest shall be returned to Purchaser upon demand. At Purchaser’s election, the legal description to be included in the “Deed”, as hereinafter defined, shall be the legal description set forth on the Survey.
     8. CLOSING.
     (a) The consummation of the sales transaction described in this Agreement is referred to herein as the “Closing”.
     (b) The “Closing Date” shall occur within thirty (30) days following the expiration of the Inspection Period set forth in Section 5 hereinabove, or on such earlier date as the parties may mutually agree.
     (c) At the Closing, Seller shall deliver to Purchaser the following:
     (i) A deed in Statutory Warranty or Special Warranty form (or such form as is used in connection with the conveyance of the Property by the IDB to Seller) fully executed and acknowledged by Seller conveying the Property to Purchaser (the “Deed”).
     (ii) A bill of sale in special or limited warranty form, fully executed and acknowledged by Seller, conveying title to all Personal Property, free and clear of all liens, charges and encumbrances.
     (iii) An assignment in quitclaim form, fully executed and acknowledged by Seller, assigning all of Seller’s right, title and interest in and to the Licenses and Permits (to the extent assignable), free and clear of all liens, charges and encumbrances.
     (iv) At the option of Purchaser, an assignment in quitclaim form, fully executed and acknowledged by Seller, assigning all of Seller’s right, title and interest in and to the Service Contracts, free and clear of all liens, charges and encumbrances;

provided, however, that Purchaser shall not be obligated to assume any of Seller’s obligations under the Service Contracts, and Purchaser may elect not to accept an assignment of any one or all of the Service Contracts.
     (v) A certificate stating that the representations and warranties of Seller set forth herein are true and correct as of Closing.
     (vi) A Non-Foreign Affidavit.
     (vii) An affidavit certifying that, as of the date of Closing, no improvements or repairs have been made in or to the Property nor any work done which has not been fully paid for, nor have any materials been furnished or delivered to the Property which have not been fully paid for, and that no contract has been made or entered into or anything done, suffered, or permitted in relation to the Property the consequences of which will cause or allow any lien or claim of lien to be made against the Property.
     (viii) An affidavit that there are no judgments, liens or other claims against the Property, nor any claims or disputes concerning boundary lines, which would in any manner create an encumbrance upon the Property.
     (ix) A signature counterpart to a settlement statement.
     (x) Such other documents and affidavits reasonably required by the Title Company or Purchaser as may be necessary or customary to consummate the transactions contemplated herein.
     (d) At the Closing, Purchaser shall deliver to Seller the following:
     (i) The funds required to be delivered by it at Closing by wire transfer.
     (ii) A signature counterpart to a settlement statement.
     (iii) Such other documents and affidavits reasonably required by the Title Company or Seller as may be necessary or customary to consummate the transactions contemplated herein.
     (e) Personal property and ad valorem real estate taxes (collectively, the “Taxes”) shall be prorated at Closing based on the latest information available with the understanding that municipal taxes are paid in advance and county taxes in arrears. If the Taxes are prorated based on an estimate at the Closing, then Seller and Purchaser agree to readjust such proration at the request of either party upon the establishment of the actual amount by the applicable taxing authorities. Notwithstanding anything contained in this Agreement to the contrary, Seller and Purchaser agree that (i) Purchaser shall have no obligation or liability for payment of any so-called “rollback” taxes which may be payable by virtue of Alabama Code Section 40-7-25.3 on account of any present “current use” assessment of the Property; and (ii) if any such “rollback” taxes are levied or assessed on Seller, Purchaser or the Property, whether prior to the Closing or otherwise, Seller shall be solely responsible for and shall assume payment of same (and if Purchaser has paid same, Seller shall reimburse Purchaser for the amount paid by Purchaser). These obligations shall survive the Closing.

     (f) Utilities shall not be prorated at Closing. Purchaser shall be responsible for establishing its own utility accounts as of the Closing Date. Seller shall be entitled to a refund of all existing utility deposits. Seller shall remain responsible for utility bills received post-Closing that relate to the period prior to the Closing Date, and Purchaser shall be responsible for all utility bills relating to the Closing Date and thereafter.
     (g) Seller shall pay for the title insurance premium and all costs and expenses associated with the issuance of the Title Commitment and policy; provided, however, that in the event Purchaser requires a mortgagee title insurance policy in connection with the Closing, Purchaser and Seller shall each pay one-half (1/2) of the cost of the title insurance premium. Seller shall pay all costs and expenses associated with the Survey. Purchaser shall pay all costs and expenses relating to its inspection of the Property and the costs of recording the Deed. Seller and Purchaser shall each pay one-half (1/2) of any escrow fees payable in connection with the transactions contemplated by this Agreement.
     9. DEFAULT.
     (a) In the event all conditions to Purchaser’s obligation to close have been satisfied and Purchaser fails to close the transaction, Seller may terminate this Agreement, whereupon the Earnest Money shall be forfeited as liquidated damages to Seller and the Seller shall have no other remedy or rights against Purchaser. The foregoing remedy shall be Seller’s sole remedy in the event of Purchaser’s default.
     (b) In the event all conditions to Seller’s obligation to close have been satisfied and Seller fails to close the transaction, Purchaser may at its sole discretion, either (i) enforce this Agreement and the sale and purchase provided for herein according to its terms by all means available at law or equity, including specific performance, or (ii) terminate this Agreement and receive a full refund of all Earnest Money, and Seller shall reimburse Purchaser for its reasonable out-of-pocket costs.
     10. BROKERAGE. Seller and Purchaser acknowledge that EGS Commercial Real Estate, as a representative of Seller, and Graham & Company, as a representative of Purchaser (collectively, the “Brokers”), are the only brokers, agents, or sales persons involved in the transactions contemplated by this Agreement. Seller shall be responsible for paying any and all real estate commissions due to the Brokers, which commissions will be split equally between the Brokers and will be paid at Closing. Seller and Purchaser each agree to indemnify and defend and hold the other party harmless from and against any other real estate commission liability or claim including attorney’s fees or expenses whether for negotiations, trial or appeal, including appellate fees or expenses incurred by either party as a result of the other party’s breach of this representation and warranty made pursuant to this Section 10. Seller and Purchaser will execute and deliver an affidavit at Closing to satisfy the requirements of Alabama Code Section 35-11-450, et. seq. This provision shall survive closing.

     11. RISK OF LOSS.
     (a) The risk of loss or damage to the Property and any improvements thereon shall remain with the Seller until the Closing shall have occurred. Seller shall maintain the Insurance Policies and shall otherwise insure the Property against fire, hazard and other casualty during the term hereof.
     (b) In the event of a casualty, Seller shall repair or replace any damage caused to the Property by fire or other casualty prior to Closing; provided, however, that the Closing Date shall be extended for such reasonable time as shall allow such restoration, or at Purchaser’s option, the transaction shall be closed and Seller shall assign to Purchaser all proceeds under its insurance policy and allow Purchaser a credit for the amount of the deductible. If Seller does not complete its restoration or repair within thirty (30) days of the casualty event, Purchaser shall be entitled to terminate this Agreement, receive a full refund of the Earnest Money and Seller shall reimburse Purchaser for its reasonable out-of-pocket costs.
     12. NOTICES. All notices and other communications provided for herein shall be validly given, made or served if in writing and (i) delivered personally or (ii) sent by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, addressed as set forth on the first page or to such other address as shall be furnished in writing by any party to the other parties. Notice shall be effective when received. Copies of all notices and other communications provided hereunder shall be sent to counsel for Seller and Purchaser as follows:
If to Seller’s counsel:
W. Benjamin Johnson, Esq.
Burr & Forman, LLP
420 North 20th Street, Suite 3400
Birmingham, Alabama 35203
If to Purchaser’s counsel:
Matthew W. Grill, Esq.
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203
     13. TAX-DEFERRED EXCHANGES. Each party acknowledges that the other may wish to structure this transaction in such a manner so as to effectuate a tax-deferred exchange. Accordingly, notwithstanding anything to the contrary contained herein, each party shall have the right to assign its rights to a third party for the purpose of effectuating a tax-deferred exchange. The non-exchanging party shall cooperate in all reasonable respects with the exchanging party to effectuate its tax-deferred exchange; provided, however, that (i) the Closing shall not be extended or delayed by reason of such exchange, and (ii) the non-exchanging party shall not be required to incur any additional cost or expense as a result of such exchange.
     14. CONFIDENTIALITY. The terms and conditions of this Agreement and all writings, discussions, and negotiations in connection with the transaction contemplated by this Agreement (including, without limitation, the fact that discussions and negotiations have been conducted by the parties), shall remain strictly confidential and shall not be disclosed by either party without the prior written consent of the other party; except as may be required by law, attorneys, accountants and tax preparers. Seller acknowledges that Purchaser is seeking to obtain certain economic incentives from the City of Birmingham, Jefferson County and the State of Alabama relating to its purchase and use of the Property, and Seller agrees that disclosure to and by one or more of these governmental entities in connection therewith is expressly permitted under this Section 14.
     15. MISCELLANEOUS PROVISIONS.
     (a) Assignment. Purchaser shall have the right to assign this Agreement to any related corporation, limited liability company, partnership, person, persons or other entity in which Purchaser, or its principals, is a shareholder, member or partner. Such assignee may also include additional shareholders, members, or members in the discretion of Purchaser. Except as otherwise provided in the foregoing, any transfer to any third party shall require the written approval of Seller, which shall not be unreasonably withheld.
     (b) Governing Law. This Agreement is being delivered and is intended to be performed in the State of Alabama and shall be construed and enforced in accordance with the laws of such State.
     (c) Binding Effect. All the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, successors, and assigns.
     (d) Exhibits. The Exhibits attached to this Agreement are incorporated herein and made a part hereof as though fully set out herein.
     (e) Survival. All the terms and conditions of this Agreement not performed at Closing shall survive the Closing hereunder notwithstanding the delivery and acceptance of the Deed.
     (f) Construction. The section and subsection captions and headings herein are for convenience only and shall not affect the construction of any of the terms and provisions of this Agreement.
     (g) Attorneys’ Fees. In the event of litigation, if either party receives a judgment, settlement, or award in its favor (the “Receiving Party”) against the other party (the “Paying Party”) regarding an action under this Agreement, the Paying Party will pay upon demand all of the Receiving Party’s costs, charges, and expenses, including reasonable attorneys’ fees and expenses, associated with such legal action; provided, however, if, prior to commencement of a trial, the Paying Party offered to pay an amount equal to or in excess of such judgment, settlement, or award, then the Receiving Party shall not be entitled to any such costs, charges, expenses, or attorneys’ fees associated with such legal action.Should either party employ an attorney or attorneys to enforce any of the provisions of this Agreement, or to protect its interest in any matter arising under this Agreement, or to specifically enforce or to recover the Earnest Money for breach of this Agreement, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith, including fees and expenses incurred on appeal or in any bankruptcy action.
     (h) Entire Agreement. This Agreement sets forth the entire agreement of the parties and it shall not be changed except by written instrument signed by Seller and Purchaser.
     (i) Facsimile or Email Signatures. The parties agree that (i) this Agreement may be transmitted between them by facsimile or email, (ii) that this Agreement may be executed by facsimile signatures or email signatures in PDF format, (iii) that such facsimile or email signatures shall have the effect of original signatures relative to this Agreement, and (iv) they will circulate signature pages to be countersigned and attached within five (5) business days of the date of this Agreement.
     (j) Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties, and each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.
[Signatures appear on the following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set out below, effective as of the date first set forth above.

ATTEST:	SELLER: BELK, INC.
/s/ L.T. Moore	By:	/s/ William L. Wilson
		Name:	William L. Wilson
		Its:	Executive Vice President
Date of Execution: March 11, 2008

ATTEST:	PURCHASER: BROOKWOOD PHARMACEUTICALS, INC.
/s/ John C. Middleton	By:	/s/ Arthur J. Tipton
		Name:	Arthur J. Tipton
		Its:	President
Date of Execution: March 11, 2008

EXHIBIT A
(Description of Real Property)

A-1

EXHIBIT A-1
(Survey of Real Property)

A-2

Schedule 3(f)
(List of Licenses and Permits)
Schedule 3(f)

Schedule 3(g)
(List of Service Contracts)
Schedule 3(g)